CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-117171, 333-136604, and 333-150571 on Form S-8 of BorgWarner Inc. of our report dated June 1, 2009, appearing in this Annual Report on Form 11-K of the BorgWarner Diversified Transmission Products Inc., Muncie Plant Local 287 Retirement Investment Plan for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Detroit, Michigan

May 26, 2010